Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports First Quarter Fiscal 2009 Results
A 35 percent earnings improvement as sales grew 91 percent in the first quarter of fiscal 2009
MINNEAPOLIS, February 4, 2009 —XATA Corporation (Nasdaq:XATA), today reported a 91 percent increase in sales for the first quarter ended December 31, 2008, as sales increased to $14.6 million from $7.7 million for the same period in fiscal 2008. Comparable first quarter year-over-year sales increased 33 percent primarily driven by a 56 percent growth from the company’s XATANET™ SaaS platform. For the first quarter of fiscal 2009, Geologic Solutions sales represented approximately $4.4 million of the total revenue. The company acquired 19 new customers in the first quarter of fiscal 2009.
Recurring revenue for the first quarter of fiscal 2009, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter™ product lines, accounted for 53 percent of total sales compared to 41 percent for the same quarter of fiscal 2008. For the first quarter of fiscal 2009 XATANET recurring subscription revenue increased by 68 percent compared to the same period of fiscal 2008.
“We’ve entered fiscal 2009 strong with solid financial results — increased revenue, improved gross margins, and another quarter of positive EBIDTA performance,” said Jay Coughlan, chairman and president of XATA Corporation. “XATANET continues to be our primary vehicle for growth with 19 new customers added during the quarter. As the economic climate continues to challenge fleet operators to find ways to reduce cost, our recent rollout of XATANET 4.3 further demonstrates XATA is a prominent player in the private and for-hire segments of the trucking industry.”
Operationally, gross margins represented 54 percent of sales for the first quarter of fiscal 2009, compared to 51 percent of sales for the same period of fiscal 2008. This improvement was driven by a more heavily concentrated software subscription sales mix in the quarter, continued growth in higher margin recurring revenue subscriptions and improvement in the recurring margins contributed to this improvement.

Selling, general and administrative costs were $6.9 million or 47 percent of sales and $4.0 million or 52 percent of sales for the first quarter of fiscal 2009 and 2008, respectively. For the first quarter of fiscal 2009 selling, general and administrative costs reflect costs of the consolidated operations, while the first quarter of fiscal 2008 did not include the costs associated with the Geologic Solutions acquisition.
On a GAAP basis, the company reported an improvement in earnings for the first quarter of fiscal 2009 of 35 percent with a net loss to common shareholders of $0.7 million, or $0.08 per diluted share, compared to a net loss to common shareholders of $1.1 million, or $0.14 per diluted share for the same period of fiscal 2008.
For the first quarter of fiscal 2009, the company improved EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) performance by $0.16 per diluted share, reporting positive EBITDA of $0.10 per diluted share compared to an EBITDA loss of $0.06 per diluted share for the same period of fiscal 2008.
“We’ve reported our fourth consecutive quarter of positive EBITDA performance driven by continued revenue growth and improved gross margins,” continued Coughlan. “While first quarter revenue was down sequentially, it was expected due to the cyclical nature of the business, but as we enter the second quarter, our pipeline is strong and we remain focused on our goal of achieving profitability.”
Non-GAAP vs. GAAP Financials
To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to vehicle data anywhere, anytime, through XATANET, our fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. Today, XATA systems increase the productivity of approximately 66,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, cost and difficulties we may face in integrating the businesses of XATA and GeoLogic Solutions, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2008	2007

Net sales	$14,643	$7,687

Cost of sales	6,688	3,779
Selling, general and administrative	6,931	3,995
Research and development	1,284	1,040

Total costs and expenses	14,903	8,814

Operating income (loss)	(260)	(1,127)
Net interest income	38	131
Net interest expense	(450)	(17)

Loss before income taxes	(672)	(1,013)
Income tax expense	—	—

Net loss	(672)	(1,013)

Preferred stock dividends and deemed dividends	(44)	(90)

Net loss to common shareholders	$(716)	$(1,103)

Net loss per common share — basic and diluted	$(0.08)	$(0.14)

Weighted average common and common share equivalents Basic and diluted	8,468	8,163

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	December 31,	September 30,
	2008	2008
	(Unaudited)
Current assets
Cash and cash equivalents	$8,902	$8,904
Accounts receivable, net	8,818	11,365
Inventories	3,269	2,735
Deferred product costs	1,749	1,474
Current portion of investment in sales-type leases	695	768
Prepaid expenses and other current assets	461	691

Total current assets	23,894	25,937

Equipment and leasehold improvements, net	3,773	3,925
Intangible assets, net	11,996	12,420
Goodwill	3,011	3,011
Investment in sales-type leases, net of current portion	174	310
Deferred product costs, non-current	2,896	2,685
Debt financing costs, net	645	708

Total assets	$46,389	$48,996

Current liabilities
Current portion of long-term obligations	$1,841	$1,845
Accounts payable	3,643	4,394
Accrued liabilities	4,968	6,574
Deferred revenue	5,458	4,996

Total current liabilities	15,910	17,809

Long-term obligations, net of current portion	16,095	16,342
Deferred revenue, non-current	7,694	7,848
Other long-term liabilities	778	805

Total liabilities	40,477	42,804

Shareholders’ equity
Preferred stock	16,056	15,963
Common stock	28,664	28,321
Accumulated deficit	(38,808)	(38,092)

Total shareholders’ equity	5,912	6,192

Total liabilities and shareholders’ equity	$46,389	$48,996

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2008	2007

Net loss to common shareholders	($716)	($1,103)

Adjustments:
Net interest expense (income)	412	(114)
Stock-based compensation	343	382
Depreciation and amortization expense	733	250
Preferred stock dividends and deemed dividends	44	90

Total adjustments	1,532	608

Non-GAAP EBITDA	$816	($495)

Non-GAAP EBITDA per diluted share	$0.10	($0.06)

Shares used in calculating non-GAAP EBITDA per diluted share	8,468	8,163